Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Token Cat Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, par value $0.0001 per share, deposited as American Depositary Shares	(1)	Other	1,237,314,318	$0.0036	$4,454,331.54	0.0001381	$615.14

Total Offering Amounts:						$4,454,331.54		615.14
Total Fee Offsets:								0.00
Net Fee Due:								$615.14

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Offering Note(s)

(1)	The Class A ordinary shares of Token Cat Limited (the “Registrant”) registered hereunder are represented by the Registrant’s American depositary shares (“ADSs”), each representing forty-eight hundred Class A ordinary shares, par value $0.0001 per share. The registrant’s ADSs issuable upon deposit of the Class A ordinary shares have been registered under a separate registration statement on Form F-6 (333-227941).

Represents Class A ordinary shares which are issuable under the 2025 Equity Incentive Plan, dated as of October 13, 2025, of the Registrant (the “2025 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of Class A ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2025 Plan.

Represents Class A ordinary shares to be issued pursuant to the 2025 Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices per share of the class A ordinary shares represented by ADSs on December 8, 2025 as reported on the Nasdaq Capital Market.